UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 6, 2006

TRUE NORTH ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51519	98-043482
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Allen Center, 1200 Smith Street
16th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 353-3948
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT

On October 6, 2006 we entered into a development agreement (the “Development Agreement”), made effective as of October 1, 2006, with BP America Production Company (“BP”) respecting our participation in the drilling of a test well to a targeted depth of approximately 21,000 feet (the “Initial Well”) to test the Tuscaloosa B-1 Sand on the O. Jarreau Heirs No. 1 well located in Pointe Coupee Parish, Louisiana. Thereunder, we are obligated to pay BP 16.67% of the drilling costs of the Initial Well regardless of whether the Initial Well is successfully drilled to the objective depth. BP has estimated that the drilling costs for the Initial Well will be approximately $15,700,000. Our proportionate share of such estimated drilling costs is $2,617,190 which was paid by us upon execution of the Development Agreement. In consideration of the foregoing, we will have the right to earn a 12.5% working interest, as discussed in greater detail below.

When and if the casing point is reached on the Initial Well, BP shall provide us with written notice thereof. Such notice shall state whether BP proposes to attempt to complete the Initial Well as a producer, whether to the objective depth or in a shallower zone, or to abandon the Initial Well as a dry hole. If BP proposes to complete the Initial Well as a producer, such notice will also include an authority for expenditure (“AFE”), which will include, at a minimum, an estimate of completion costs for the Initial Well. Upon receipt thereof, we will have 48 hours to elect to participate therein. If we timely elect to participate, we will pay 12.5% of the costs of any newly acquired surface equipment associated with the Initial Well beyond the wellhead connections. If the completion attempt results in the production of oil and/or gas in commercial quantities, BP will serve as operator for the Initial Well.

If BP does not drill the Initial Well to the objective depth, we will have the right, but not the obligation, for a period of one year from the date the drilling rig used to drill the Initial Well is removed from the site location for the Initial Well, to participate in the drilling of a substitute well. BP has no obligation to drill a substitute well and we have no right to propose the drilling thereof. If BP proposes to drill a substitute well and we timely elect to participate therein, such substitute well shall be treated for purposes of the Development Agreement as the Initial Well and we will be obligated to pay 16.67% of the drilling costs for such substitute well.

When and if the Initial Well is drilled to the objective depth or, if applicable, a shallower depth, and successfully completed as a well capable of producing oil and/or gas in commercial quantities, BP shall assign to us a 12.5% working interest in the Initial Well (10% working interest after payout) and a 12.5% interest (10% interest after payout) in BP’s interests (the “BP Interest”) in certain related leases and BP’s right to obtain, acquire or otherwise earn certain interests related to the contract area which covers an area of approximately 2,500 acres. These assignments will be limited as to those depths between the surface and the stratigraphic equivalent of the base of the objective zone (the “Earned Zone”).

BP has the right, but not the obligation, at any time after we earn our proportionate share in the BP Interests, to propose and drill an additional well to a proposed depth deeper than the base of the Earned Zone (a “Deep Test Well”). In such instance, BP will provide us with an AFE for the Deep Test Well. Thereafter, we will have thirty (30) days to elect to participate therein. Our participation will require us to pay 16.67% of the drilling costs in such Deep Test Well to the casing point, 12.5% of the completion costs associated with the Deep Test Well and 12.5% of any newly acquired surface equipment associated with the Deep Test Well beyond the wellhead connections. If the completion attempt results in the production of oil and/or gas in commercial quantities, BP will serve as operator for the Deep Test Well.

Drilling has commenced on the Initial Well and is nearing the objective depth. The well is expected to be logged within the next three weeks. Shortly thereafter, we expect to be able to determine whether the Initial Well is commercially viable.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits filed as part of this Report are as follows:

Exhibit 10.1 Development Agreement effective as of October 1, 2006 between Registrant and BP America Production Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NORTH ENERGY CORPORATION
Dated: October 9, 2006
By:  /s/ John I. Folnovic

Name: John I. Folnovic
Title: President and Chief Executive Officer